Exhibit 23.10

Consent of Independent Registered Public Accounting Firm

We consent to the use and incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-192106 on Form S-4 of our report dated March 28, 2013, relating to the consolidated financial statements and financial statement schedules of Cole Real Estate Investments, Inc. (f/k/a Cole Credit Property Trust III, Inc.) appearing in and incorporated by reference in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.  We also consent to the reference to us under the heading “Experts” in the Prospectus.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

December 9, 2013